UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016.

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4336 Montgomery Ave., Bethesda, Maryland   20814
(Address of principal executive offices)         (Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2016, India Globalization Capital, Inc. (IGC) appointed Mr. John Cherin to the position of CFO, Treasurer, and Principal Accounting Officer (PAO) replacing Mr. John Clarke in his interim roles.

Mr. Cherin worked 32 years at Arthur Andersen retiring as Senior Partner, Entrepreneurial Practice.  Mr. Cherin has extensive international experience in audit, accounting, and finance. From 2006 to 2008 he served as the CFO for IGC.  From 2013 to 2016 he served as Senior Advisor to IGC. From 1997 to 2005 he founded and managed Cherin Global Consulting that provided strategic analysis and advisory services for operating procedures in financial reporting and operations. Since 2004 he has managed the Cherin Group, LLC.

With respect to the disclosure required pursuant to Item 401(d) of Regulation S-K, there are no family relationships between Mr. Cherin and any director or executive officer of IGC. With respect to the disclosure required pursuant to Item 404(a) of Regulation S-K, since the beginning of the last financial year, the company paid or is obligated to pay Cherin Group LLC, an affiliate of our CFO John Cherin, 250,000 shares of IGC common stock valued at approximately $77,000 and $20,000 for advisory services related to among others, acquisitions, financial controls, and reporting. There are no arrangements or understandings between Mr. Cherin and any person pursuant to which Mr. Cherin was selected as a CFO, Treasurer, and Principal Accounting Officer (PAO).

A copy of the Press Release issued by the Company announcing Mr. Cherin’s appointment, effective November 15, 2016, is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated November 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

India Globalization Capital, Inc.

Date: November 21, 2016	By:	/s/ Ram Mukunda
Ram Mukunda
Chief Executive Officer and President

Exhibit Index

99.1	Press Release dated November 21, 2016.